EXHIBIT 4.2

AMENDMENT AND TERMINATION OF RIGHTS AGREEMENT

This AMENDMENT AND TERMINATION OF RIGHTS AGREEMENT (this “Amendment and Termination”) is made as of May 1, 2018, between Theravance Biopharma, Inc., a Cayman Islands exempted company (the “Company”), and Computershare Inc. (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of May 9, 2014, as amended by the First Amendment to Rights Agreement, dated as of November 10, 2015, between the Company and Computershare Inc., as rights agent (as amended, the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company has determined, subject to and conditioned upon adoption by the shareholders of the Company of the resolution attached as Annex A approving a new shareholder rights plan and authorizing the Board of Directors of the Company to adopt and put into effect a new rights plan in the future if and when the board of directors deems appropriate and in the best interests of the Company (the “New Shelf Rights Plan Resolution”), the Rights Agreement will be amended to (i) accelerate the Final Expiration Date (as defined in the Rights Agreement) and (ii) terminate the Rights Agreement upon the expiration of the Rights (as defined in the Rights Agreement); and

WHEREAS, the shareholders of the Company have adopted the New Shelf Rights Plan Resolution.

AMENDMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment of the Rights Agreement.

(a)                                Section 7(a)(i) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:  “(i) 8:00 A.M., New York City time, on May 1, 2018 (the “Final Expiration Date”),”.

(b)                                Exhibit B of the Rights Agreement (Form of Rights Certificate) is hereby amended to replace the words “May 9, 2024” with the words “May 1, 2018” in all places where such words occur.

(c)                                 Exhibit C of the Rights Agreement (Summary of Rights to Purchase Preferred Stock) is hereby amended to replace the words “May 9, 2024” with the words “May 1, 2018” in all places where such words occur.

2. Termination. Upon expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall terminate and be of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

3. Governing Law. This Amendment and Termination, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of New York, in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

4. Counterparts. This Amendment and Termination may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. A signature to this Amendment and Termination transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment and Termination as of the date first above written.

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham
Name: Rick E Winningham
Title: Chairman and Chief Executive Officer

COMPUTERSHARE INC., as Rights Agent

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

Annex A

[See Exhibit 4.1 to this Form 8-K]